EXHIBIT 99.1

	20202 Windrow Drive	FOR IMMEDIATE RELEASE
Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700
I-FLOW	Fax (949) 206-2600
CORPORATION

Investor Contact:	Company Contact:
Berkman Associates	James R. Talevich
(310) 277-5162	Chief Financial Officer
info@BerkmanAssociates.com	(949) 206-2700
www.iflo.com
I-FLOW PURCHASES 15% OF HAPC, INC. COMMON STOCK;
ANNOUNCES FURTHER AGREEMENT WITH HAPC, INC.
REGARDING INFUSYSTEM TRANSACTION
     LAKE FOREST, Calif., October 19, 2007 — I-Flow Corporation (NASDAQ: IFLO) announced today that, on October 18, 2007, I-Flow purchased 2,789,103 shares of common stock of HAPC, Inc. (“HAPC”) through private transactions with third parties.
     As a result of the purchase, I-Flow now owns approximately 15% of the issued and outstanding HAPC common stock, and I-Flow intends to vote such shares in favor of the acquisition (the “Transaction”) by HAPC of I-Flow’s subsidiary, InfuSystem, Inc. (“InfuSystem”). I-Flow believes the purchase of these shares will significantly increase the likelihood that the Transaction will be approved by HAPC’s stockholders.
     If the Transaction is approved, I-Flow will be entitled to receive from HAPC a cash purchase price of $65 million to $85 million and will be a significant secured creditor of HAPC, holding a secured promissory note in an amount of $15 million to $35 million, for a total purchase price of $100 million. I-Flow will also be entitled to an additional contingent payment right up to a maximum of $12 million based on HAPC’s audited consolidated net revenues for its fiscal year ended December 31, 2010, as compared to InfuSystem’s 2007 net revenues, excluding InfuSystem’s ON-Q®-related revenues.
     Prior to effecting the purchase of HAPC common stock, on October 17, 2007, I-Flow entered into an Agreement (the “Agreement”) with HAPC, Iceland Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of HAPC, and InfuSystem, in connection with the previously announced Stock Purchase Agreement (the “SPA”) dated as of September 29, 2006 among the same parties relating to the Transaction.
     The Agreement confirms that, because HAPC will be unable to obtain the approval of its stockholders of the Transaction by October 22, 2007, the termination fee of $3,000,000 pursuant to the SPA will be unconditionally due and owing to I-Flow on October 22, 2007, whether or not the Transaction is subsequently consummated.
     However, the parties agreed not to terminate the SPA prior to November 1, 2007, to allow HAPC additional time to re-convene its annual meeting of stockholders (the “Annual Meeting”) after delivering proxy supplements to its stockholders in connection with recent developments relating to the Transaction. These developments include (i) the acquisition of a significant amount of HAPC common stock by an investor other than I-Flow, as previously announced by HAPC and (ii) I-Flow’s purchase of HAPC common stock described above. I-Flow is also filing a Schedule 13D disclosing its acquisition of HAPC common stock with the Securities and Exchange Commission (the “SEC”).
     The Agreement further provides that, as a result of the purchase of HAPC common stock by I-Flow described above, in the event that the SPA is terminated for any reason on or after November 1, 2007, HAPC shall, within 15 days after such termination, adopt a specific plan of dissolution and liquidation for recommended approval by HAPC’s stockholders. HAPC also agreed to file a preliminary proxy statement with the SEC setting out such plan of dissolution and liquidation within 30 days after such termination of the SPA, and will use all reasonable and diligent efforts to thereafter finalize such proxy statement and secure stockholder approval of such plan as soon as practicable.
     I-Flow was advised that HAPC adjourned the Annual Meeting scheduled to re-convene on October 19, 2007 until October 24, 2007.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost drug delivery systems and services that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc.; physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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